[SILVER, FREEDMAN & TAFF, L.L.P. LETTERHEAD]




                               January 10, 1997


WesterFed Financial Corporation
100 East Broadway
Missoula, Montana  59802

     Re:   Registration Statement on Form S-4
           ----------------------------------

Members of the Board of Directors:

     We consent to the filing of our opinion as Exhibit 8 to the Registration Statement and to the use of our name under the captions "Federal Income Tax Consequences of the Merger" in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                                           Very truly yours,

                                           /s/ Silver, Freedman & Taff, L.L.P.

                                           SILVER, FREEDMAN & TAFF, L.L.P.